                                                      EXHIBIT 99
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

August 4, 2005	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Corporation Reports Second Quarter 2005 Earnings and Revises Full-Year 2005 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported earnings from continuing operations for the second quarter of 2005 of $3.4 million, or $0.23 per share, compared to $10.4 million, or $0.72 per share for the second quarter of 2004.

For the first six months of 2005, UIL reported net income of $6.6 million, or $0.45 per share, from continuing operations, compared to $16.1 million, or $1.12 per share in the first six months of 2004.

“The declines for the second quarter and year-to-date 2005, compared to the same periods in 2004, are due to the non-recurring items that were recognized in 2004 at UIL’s utility subsidiary, The United Illuminating Company, and unexpected construction projects losses of $0.37 per share that were taken at UIL’s electrical contracting subsidiary, Xcelecom,” commented Nathaniel D. Woodson, UIL’s chief executive officer.

On July 25, 2005, UIL Holdings Board of Directors declared a quarterly dividend of $0.72 per share, payable on October 1, 2005.

The United Illuminating Company (UI)

Net income for UI, the regulated electric utility subsidiary of UIL, totaled $9.1 million, or $0.62 per share, in the second quarter of 2005, compared to net income of $12.3 million, or $0.85 per share, in the second quarter of 2004. For the first six months of 2005, net income for UI was $16.9 million, or $1.16 per share, compared to net income of $21.9 million, or $1.52 per share, for the same period in 2004, a decrease of $0.36 per share. The decrease in earnings for both the quarterly and year-to-date periods is mainly attributable to $0.31 per share of non-recurring items recognized during the first six months of 2004, as shown below:

$0.03 -
attributable to the impact of the final decisions issued by the Connecticut Department of Public Utility Control (DPUC) regarding the disposition of proceeds from UI’s sale of its investment in its nuclear generating facilities recorded in Q1 2004;

$0.07 -
adjustment related to a change in the accounting estimate for unbilled revenues resulting from the implementation of a new integrated software package which provides a more precise method of calculating unbilled revenue recorded in Q1 2004;

$0.08 -	settlement by ISO-NE related to a review of the allocation of New England Power Pool transmission revenues to member companies recorded in Q2 2004;
$0.05 -	due to the resolution of tax and other post-closing issues related to UI’s sale of its interest in Seabrook Station, recorded in Q2 2004;
$0.08 -	related to the DPUC’s decision allowing partial recovery of increased pension and post-retirement benefits expenses for a portion of 2004, of which $0.05 per share was recorded in Q2 2004.

Weather had a favorable impact on kilowatt-hour volume consumption in the second quarter of 2005, as compared to the same period of 2004. However, excluding the impact of weather, retail kilowatt-hour volume consumption was approximately 0.7% lower than the second quarter of 2004. For the first six months of 2005, retail kilowatt-hour volume consumption, excluding the impacts of weather, leap year and the unbilled kilowatt-hour adjustment, was approximately 0.7% higher than the first six months of 2004. For both the quarter and year-to-date periods, the favorable impact of the increased kilowatt-hour volume was offset by increased operating expenses compared to the same periods in 2004.

Real Retail kWh Sales excluding Weather, Leap Year and Unbilled Adjustment
	Q2 2005	Q2 2004	% Change
Millions of kWh	1,392	1,401	(0.7)%

	YTD 2005	YTD 2004	% Change
Millions of kWh	2,863	2,844	0.7%

On July 18, 2005, UI filed an application with the DPUC requesting an increase in its electric distribution rate for the first time in more than 10 years. The application also requests an increase in UI’s Competitive Transition Assessment rate (CTA). The DPUC will establish a schedule for the rate case, including public hearings, as the next steps in the rate request process. UI filed the application in July to allow the DPUC time to review and approve new rates to be charged beginning January 1, 2006. UI has proposed that rates be set separately for each of the years 2006, 2007, 2008 and 2009.

Non-Utility Businesses

UIL serves as the parent company for the operating business Xcelecom, Inc. (Xcelecom), and two entities which hold minority ownership interests in their respective investments, United Bridgeport Energy, Inc. (UBE) and United Capital Investments, Inc. (UCI).

“It has been a challenging year for our non-utility businesses. Xcelecom’s earnings have been affected by the project write-downs and earnings at UBE are down due to a scheduled outage at the plant,” stated Woodson. “On the positive side, we have achieved the right to sell our ownership interest in Bridgeport Energy to the majority owner, an affiliate of Duke Energy, and Cross-Sound Cable is in full operation.”

The non-utility businesses, including unallocated UIL Corporate expenses, reported a loss from continuing operations of $5.7 million, or $0.39 per share, in the second quarter of 2005 compared to a loss from continuing operations of $1.9 million, or $0.13 per share in the same period of 2004.

For the first six months of 2005, the non-utility businesses, including unallocated UIL Corporate expenses, reported a loss from continuing operations of $10.3 million, or $0.71 per share, compared to a loss from continuing operations of $5.8 million, or $0.40 per share in the same period of 2004. The earnings for both the second quarter and first six months of 2005 were negatively affected by project losses incurred at Xcelecom.

Xcelecom, Inc.

Xcelecom, engaged in the specialty electrical contracting and voice-data-video systems integration business, reported a net loss of $3.2 million, or $0.22 per share, in the second quarter of 2005, compared to a net loss of $0.1 million, or $0.01 per share, in the second quarter of 2004. For the first six months of 2005, Xcelecom reported a loss of $3.9 million, or $0.27 per share, compared to a loss of $0.7 million, or $0.05 per share, for the same period of 2004. The decrease in earnings from the prior year was primarily due to project write-downs of $8.9 million, pre-tax, or $0.37 per share recognized in the first six months of 2005, of which $8.0 million, pre-tax, or $0.33 per share was recognized in the second quarter 2005. For the second quarter and the first six months of 2005, the project write-downs were offset by earnings of $0.11 per share and $0.10 per share, respectively, of which $0.07 per share was due to an insurance settlement recorded in the second quarter of 2005.

The write-downs were incurred on projects at Allan/Briteway Electrical Contractors, Inc., a New Jersey based subsidiary of Xcelecom. Management has reviewed these projects and determined that the write-downs resulted mainly from operational problems associated with merging the Allan and Briteway organizations in early 2005. One of the major reasons for the decision to merge the entities was the expected synergies that would be realized in the workforce. There had been rapid growth in Briteway’s work volume in the year prior to that merger, while during the same period, Allan’s growth lagged. As a result of the merger, however, there were unforeseen staffing turnovers which led to overburdened project management. The result was a breakdown in project oversight. Labor costs overruns were the principal source of the project write-downs.

“There was a significant amount of staff turnover after the merger, which resulted in deficiencies in the overall management of the projects and the associated costs to complete process,” reported John Conroy, president of Xcelecom. “We have taken steps to remediate this problem.” Conroy further commented that the project write-downs may be partially offset by pending change orders and claims, for which all costs have been recognized, but which have not been included in projected earnings.

“We have identified the reasons that resulted in the write-downs and have addressed them internally,” commented Woodson. “We are very disappointed, however, that this loss at Allan/ Briteway will more than offset the strong positive earnings of other Xcelecom subsidiaries, including McPhee, Terry’s and Richards.”

Management has determined that there was a material weakness in UIL Holdings’ internal controls over financial reporting with respect to the end of quarter cut-off process across all entities. UIL Holdings has instituted a remediation plan in response to this issue.

UIL Holdings has provided a $5.0 million equity infusion to Xcelecom in order to ensure that Xcelecom remains in compliance with its financial covenants under its borrowing facilities.

Non-Utility Minority Interest Investments

United Bridgeport Energy, Inc.

UBE holds a 33 1/3% ownership interest in Bridgeport Energy, LLC (BE). UBE had a loss of $1.2 million, or $0.08 per share, in the second quarter of 2005, compared to a loss of $0.6 million, or $0.04 per share, in the same quarter of 2004, resulting in a year-over-year decrease of $0.04 per share. Higher revenues in the second quarter of 2005, which accounted for a $0.07 per share increase over the second quarter of 2004, were more than offset by costs attributable to the planned outage for plant maintenance, which reduced earnings by approximately $0.07 per share; and legal and consultant fees associated with proceedings regarding UBE’s contractual rights to sell its 33 1/3% interest in BE to the majority owner at fair market value, which is explained below, which reduced earnings by approximately $0.04 per share.

During the first quarter of 2005, the majority owner of BE filed a Reliability Must Run (RMR) application with the Federal Energy Regulatory Commission (FERC). UBE agreed with the majority owner that RMR would be beneficial to BE, but objected to proceeding because certain aspects of proposed related transactions between the majority owner and its affiliates were deemed by UBE to be not in the best interests of BE. Therefore, in the first quarter of 2005, UBE notified the majority owner and pursued its contractual rights to sell its 33 1/3% interest in BE to the majority owner at fair market value. The majority owner denied that the contractual preconditions for such a sale had been met however, in May 2005, a decision was issued by an arbitrator determining that the preconditions were met to allow UBE to sell its 33 1/3% interest in BE to the majority owner at fair market value. The parties are now in the process of clarifying the methodology to be followed in appraising the fair market value of BE. The potential timing to complete, expenses associated with, and results of the appraisal of fair market value are not known at this time.

For the first six months of 2005, UBE had a loss of $3.9 million, or $0.27 per share, compared to a loss of $2.2 million, or $0.15 per share, in the first six months of 2004. Results for the first six months of 2005 were approximately $0.12 per share better than the first six months of 2004 due to higher revenues at the plant. The higher revenues were offset by costs of the planned outage for plant maintenance, which reduced earnings by approximately $0.19 per share and legal and consultant fees associated with proceedings regarding UBE’s contractual rights to sell its 33 1/3% interest in BE to the majority owner at fair market value, which reduced earnings by approximately $0.05 per share.

FERC has conditionally accepted the proposed RMR agreement, effective June 1, 2005, subject to hearings and refund. The hearing process may affect whether RMR is approved for this plant. Also in June 2005, the Administrative Law Judge issued a draft decision concerning Locational Installed Capability (LICAP), which has yet to be affirmed. Although this decision is being contested by various parties, a favorable decision on LICAP could contribute value to BE as it is located in a congested area.

United Capital Investments, Inc.

UCI holds a number of passive and/or minority investments, including a 25% interest in Cross-Sound Cable, LLC (Cross-Sound), an entity that owns and operates a transmission line connecting Connecticut to Long Island under the Long Island Sound. During the second quarter of 2005, UCI lost $0.1 million, or $0.01 per share, compared to a net loss of $0.3 million, or $0.02 per share, in the second quarter of 2004.

UCI’s results were breakeven for the first six months of 2005 as earnings from Cross-Sound were offset by losses from UCI’s passive investments. This result compares to a net loss of $0.4 million, or $0.03 per share in the same period of 2004.

The improvement in earnings for both the second quarter and first six months of 2005, as compared to the prior year, was mainly due to increased earnings from Cross-Sound, as the prior year results from Cross-Sound were affected by decreased revenues and increased legal fees resulting from a May 7, 2004 order by the federal Department of Energy terminating the Emergency Order under which the Cross-Sound cable had been operating.

UCI’s share of earnings from Cross-Sound amounted to $0.01 per share in the second quarter of 2005 and $0.02 per share for the first six months of 2005. These amounts include the impact of interest expense that is paid to UIL by Cross Sound in the second quarter and the first six months of 2005 in the amount of $0.01 and $0.03 per share, respectively.

Cross-Sound has been operating consistently since June 28, 2004.

UIL Corporate

UIL retains certain costs at the holding company, or “corporate,” level which are not allocated to the various subsidiaries. These costs generally include interest charges, and strategic and other administrative costs. UIL Corporate incurred unallocated after-tax costs of $1.2 million, or $0.08 per share in the second quarter of 2005, compared to unallocated after-tax costs of $0.9 million, or $0.06 per share in the same quarter of 2004. The increase in costs from the prior year was mainly due to the absence of the realization of deferred tax benefits of $0.03 per share recognized in the second quarter of 2004. For the first six months of 2005 UIL Corporate incurred unallocated after-tax costs of $2.5 million, or $0.17 per share, which was even with the unallocated after-tax costs incurred in the first six months of 2004. Unallocated costs at UIL Corporate were partially offset by after-tax interest income earned, on the loan to Cross-Sound, totaling $0.4 million, or $0.03 per share, and $0.2 million, or $0.02 per share, for the first six months of 2005 and 2004, respectively.

Discontinued Operations

On June 22, 2004, UIL completed the sale of American Payment Systems (APS) to CheckFree Corporation, a leading provider of financial electronic commerce services and products, pursuant to the purchase agreement entered into between the parties on December 16, 2003. APS, and its 51% ownership interest in CellCards of Illinois, LLC (CCI) were classified as discontinued operations in the fourth quarter of 2003. On February 13, 2004, CCI was sold to an independent third party for book value, excluding transaction costs.

Net income from discontinued operations amounted to $48.4 million, or $3.37 per share, in the second quarter of 2004 and $49.8 million, or $3.47 per share, for the first six months of 2004. The results of discontinued operations for both the second quarter and first six months of 2004 included the gain on the sale of APS. No operations were classified as discontinued during the first six months of 2005.

Looking Forward

UIL Holdings’ Consolidated Earnings Estimates for 2005 and Cash Flow Discussion

Management is revising UIL’s estimate of earnings from continuing operations for 2005 to $1.90 - $2.10 per share. This is a reduction of $0.30 per share from the previous earnings estimate of $2.20 - $2.40 per share, reflecting a significant earnings estimate reduction at Xcelecom and a small improvement in the earnings estimate at UI. Details of the changes in the 2005 earnings estimate are explained below.

The United Illuminating Company

UI’s earnings range estimate for 2005 is $2.80 - $2.90 per share, reflecting a $0.05 per share increase from the previous estimate of $2.75 - $2.85 per share. The Distribution and Transmission Divisions are expected to earn $1.73 - $1.83 per share in 2005, reflecting an increase of $0.08 per share from the previous estimate of $1.65 - $1.75, due primarily to cost- control measures which have reduced operations and maintenance expenses (O&M) from anticipated levels. These measures have been taken, in part, because revenues from retail sales for these divisions have been lower than anticipated, despite strong sales in June of 2005 due to hotter than normal weather. However, even with the lower than expected O&M in the first six months of 2005, forecasted O&M for the full year is expected to be significantly higher for 2005 than it was in 2004. The CTA is expected to earn $0.88 per share in 2005, reflecting a decrease of $0.01 per share from the previous estimate, and other sources are expected to earn $0.19 per share in 2005 reflecting a decrease of $0.02 per share for those components.

UI had approximately $13 million of cash and temporary cash investments on hand at the end of June 2005. UI is expected to continue to generate strong cash flows from operations in 2005. Funds from operations are expected to be in excess of $90 million, with roughly $30 million being generated by the CTA. For the year, UI is expected to dividend to UIL an amount that is approximately equal to its net income. Funds from operations will also be used to finance UI’s capital expenditure program. In the event that funds from operations are not sufficient to finance the entire capital expenditure program, existing cash on hand will be utilized.

Xcelecom

UIL now estimates that Xcelecom’s earnings will range between a loss of $0.20 per share and $0.00 per share. This is a decrease of $0.40 per share in the low end of previous estimates and a decrease of $0.30 per share in the high end of previous estimates. This change is the result of project write-downs at Allan/Briteway, a subsidiary of Xcelecom. In aggregate, the other units of Xcelecom have performed, and are expected to continue to perform, as anticipated in the previous earnings estimates.

For the remainder of 2005, Xcelecom is expected to generate enough cash from operations to fund its operations, pay for capital expenditures, and fund its contractual obligations from prior acquisitions, but is not expected to make a cash contribution to UIL in 2005. Xcelecom maintains a revolving credit facility that may be utilized to meet short-term liquidity needs.

Minority Interest Investment & Other

United Bridgeport Energy, Inc.

UBE continues to be hampered by low energy prices (sales) and high natural gas prices (costs), which keep both margins and revenues low. These factors have negatively impacted results through June 2005.

UBE has also been hampered by the absence of a viable capacity market. However, the majority owner of BE filed with FERC, an application for RMR status, which could increase BE’s revenues for the remainder of 2005. On July 21, 2005, FERC conditionally accepted the proposed RMR Agreement, made it effective June 1, 2005, subject to refund, and established hearing and settlement judge procedures. Until these hearings are completed it is not possible to estimate the impact on UBE’s expected results for 2005.

On May 12, 2005, an arbitrator issued a decision determining that the contractual preconditions were met to allow UBE to sell its 33 1/3% interest to the majority owner at a fair market value and that UBE effectively exercised its right to sell following a vote taken by BE’s management committee on February 9, 2005. The potential timing to complete, expenses associated with, and results of the appraisal of fair market value are not known at this time.

Because of the pending FERC hearing and settlement judge procedures, and the uncertainty surrounding the issues to be addressed at those hearings, UIL is not changing its earnings estimates for UBE at this time. The estimate remains at losses of $0.50 - $0.40 per share, assuming the sale of UBE’s interest does not occur before the end of 2005.

It is not anticipated at this time that BE will require additional capital from UBE in 2005.

United Capital Investments, Inc.

UCI earnings are expected to be between breakeven and $0.05 per share in 2005, unchanged from the previous estimate.

UIL Corporate

UIL Corporate reports unallocated corporate administrative costs and unallocated interest charges. UIL Corporate is expected to incur unallocated after-tax costs of $0.30 - $0.40 per share in 2005, unchanged from the previous estimate.

UIL Corporate is entirely dependent on dividends from its subsidiaries and external borrowings to provide the cash necessary to service its debts, pay administrative costs, and pay common dividends to UIL's shareholders and to meet other contractual obligations not funded by UIL's subsidiaries. UIL Corporate is expected to operate at a cash deficit in 2005. UIL Corporate will use cash on hand, as well as short-term borrowings, to fund its operations. If Cross-Sound secures external project financing, UIL should receive repayment of its $24 million loan to Cross-Sound in 2005, which would likely put UIL Corporate in a positive cash position.

UIL Consolidated

The following chart shows a breakdown of UIL’s revised estimate of 2005 Earnings from Continuing Operations by business unit:

UI	$2.80 - $2.90
Xcelecom	(0.20) - 0.00
UBE	(0.50) - (0.40)
UCI	0.00 - 0.05
UIL Corporate	(0.40) - (0.30)
Consolidated (1)	$1.90 - $2.10

(1) Business unit estimates are not intended to be additive to consolidated estimates.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for a number of entities: The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas; Xcelecom Inc., a leading provider of specialty contracting and voice-data-video systems integration; United Capital Investments, Inc., which holds a number of passive, minority investments, including a 25% interest in the Cross-Sound Cable Company, LLC; and United Bridgeport Energy, Inc., which holds a 33% interest in a gas-fired merchant wholesale electric generating facility. For more information on UIL Holdings, visit us at http://www.uil.com.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the Corporation’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products, services and prices of the Corporation’s subsidiaries. The foregoing and other factors are discussed and should be reviewed in the Corporation’s most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the Corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated and segmented financial information for the second quarter and first six months of 2005:

##

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Operating Revenues
Utility	$185,913	$175,593	$372,829	$357,436
Non-utility businesses	93,974	85,142	185,598	152,726
Total Operating Revenues	279,887	260,735	558,427	510,162
Operating Expenses
Operation
Fuel and energy	93,911	81,328	189,078	169,266
Operation and maintenance	149,167	131,127	288,631	247,855
Depreciation and amortization	16,538	16,147	34,956	33,637
Taxes - other than income taxes	9,939	9,941	20,827	20,686
Total Operating Expenses	269,555	238,543	533,492	471,444
Operating Income From Continuing Operations	10,332	22,192	24,935	38,718

Other Income and (Deductions), net	4,275	2,612	6,987	6,912

Interest Charges, net
Interest on long-term debt	5,344	4,952	10,424	10,062
Other interest, net	516	768	1,065	1,490
	5,860	5,720	11,489	11,552
Amortization of debt expense and redemption premiums	385	377	769	713
Total Interest Charges, net	6,245	6,097	12,258	12,265

Income From Continuing Operations Before Income Taxes
and Equity Earnings	8,362	18,707	19,664	33,365

Income Taxes	3,653	7,160	7,995	13,226

Income From Continuing Operations Before Equity Earnings	4,709	11,547	11,669	20,139
Income (Losses) from Equity Investments	(1,350)	(1,181)	(5,082)	(4,081)
Income From Continuing Operations	3,359	10,366	6,587	16,058
Discontinued Operations, Net of Tax	-	48,365	-	49,808

Net Income	$3,359	$58,731	$6,587	$65,866

Average Number of Common Shares Outstanding - Basic	14,529	14,359	14,516	14,347
Average Number of Common Shares Outstanding - Diluted	14,631	14,392	14,617	14,386

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$0.23	$0.72	$0.45	$1.12
Discontinued Operations	-	3.37	-	3.47
Net Earnings	$0.23	$4.09	$0.45	$4.59
Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$0.23	$0.72	$0.45	$1.12
Discontinued Operations	-	$3.36	-	$3.46
Net Earnings	$0.23	$4.08	$0.45	$4.58

Cash Dividends Declared per share of Common Stock	$0.72	$0.72	$1.44	$1.44

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
(thousands of dollars)	2005	2004
ASSETS
Current assets	$247,614	$258,078
Property, plant and equipment, net	570,539	563,852
Regulatory assets	677,728	696,356
Other long-term assets	274,592	269,322
Total Assets	$1,770,473	$1,787,608

LIABILITIES AND CAPITALIZATION
Current liabilities	$193,655	$197,624
Noncurrent liabilities	138,298	147,434
Deferred income taxes	349,114	345,482
Regulatory liabilities	64,241	57,497
Total Liabilities	745,308	748,037

Net long-term debt	486,888	491,174
Net common stock equity	538,277	548,397
Total Capitalization	1,025,165	1,039,571

Total Liabilities and Capitalization	$1,770,473	$1,787,608

UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended		Year to Date
	June 30,		June 30,
(In Millions - Unaudited)	2005	2004	2005	2004
Operating Revenue
UI from operations	$185.9	$175.6	$372.8	$357.4
Xcelecom	94.0	85.1	185.6	152.7
Minority Interest Investment and Other (1)	0.0	0.1	0.0	0.1
Total	$279.9	$260.8	$558.4	$510.2

Fuel and energy expense - UI	$93.9	$81.4	$189.1	$169.3

Operation and maintenance expense
UI	$48.1	$46.2	$95.1	$94.6
Xcelecom	99.3	83.8	190.3	150.7
Minority Interest Investment and Other (1)	1.7	1.1	3.2	2.5
Total	$149.1	$131.1	$288.6	$247.8

Depreciation and amortization
UI	$7.5	$7.3	$15.0	$14.8
Xcelecom	0.9	0.8	1.8	1.7
Subtotal depreciation	8.4	8.1	16.8	16.5
Amortization of regulatory assets (UI)	7.8	7.7	17.6	16.5
Amortization Xcelecom	0.3	0.3	0.5	0.6
Total depreciation and amortization	$16.5	$16.1	$34.9	$33.6

Taxes - other than income taxes
UI - State gross earnings tax	$6.0	$6.2	$11.9	$12.2
UI - other	3.4	3.4	7.7	7.4
Xcelecom	0.5	0.4	1.2	1.1
Total	$9.9	$10.0	$20.8	$20.7

Other Income (Deductions)
UI - other	$2.0	$2.4	$4.1	$6.0
Xcelecom	1.8	0.2	2.1	0.5
Minority Interest Investment and Other (1)	0.5	(0.1)	0.8	0.3
Total	$4.3	$2.5	$7.0	$6.8

Interest Charges
UI	$4.0	$3.8	$7.9	$7.9
UI - Amortization: debt expense, redemption premiums	0.4	0.4	0.7	0.7
Xcelecom	0.3	0.2	0.6	0.3
Minority Interest Investment and Other (1)	1.6	1.6	3.1	3.3
Total	$6.3	$6.0	$12.3	$12.2

Income Taxes
UI	$7.7	$9.3	$15.1	$18.2
Xcelecom	(2.3)	(0.1)	(2.8)	(0.5)
Minority Interest Investment and Other (1)	(1.7)	(2.1)	(4.3)	(4.5)
Total	$3.7	$7.1	$8.0	$13.2

Income (Losses) from Equity Investments
UI	$0.0	$0.0	$0.1	$0.1
Minority Interest Investment (2)	(1.4)	(1.2)	(5.2)	(4.2)
Total	($1.4)	($1.2)	($5.1)	($4.1)

Net Income
UI	$9.1	$12.3	$16.9	$21.9
Xcelecom	(3.2)	(0.1)	(3.9)	(0.7)
Minority Interest Investment and Other (1) (2)	(2.5)	(1.8)	(6.4)	(5.1)
Subtotal Net Income from Continuing Operations	3.4	10.4	6.6	16.1
Discontinued Operations	0.0	48.4	0.0	49.8
Total Net Income	$3.4	$58.8	$6.6	$65.9

(1) The category "Minority Interest Investment and Other" includes amounts recognized at the non-utility businesses in relation to their minority interest investments, as well as unallocated holding company costs.
(2) Includes income (losses) recognized at the non-utility businesses in relation to their minority interest investments.

BUSINESS SEGMENT SUMMARY INFORMATION
(In Millions, except per share amounts)

UIL HOLDINGS CORPORATION

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Jun. 30, 2005	Jun. 30, 2004	Jun. 30, 2005	Jun. 30, 2004

Income from Continuing Operations, net of tax	$3.4	$10.4	$6.6	$16.1

Net Income	$3.4	$58.8	$6.6	$65.9

Earnings per Share - basic	$0.23	$4.09	$0.45	$4.59

THE UNITED ILLUMINATING COMPANY

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Jun. 30, 2005	Jun. 30, 2004	Jun. 30, 2005	Jun. 30, 2004

Net Income	$9.1	$12.3	$16.9	$21.9

Earnings per Share - basic	$0.62	$0.85	$1.16	$1.52
Retail Sales (millions of KWH)	1,396	1,385	2,870	2,908	*
*Includes 46 million KWH non-recurring adjustment associated with a change in accounting estimate to unbilled revenue recognized in Q1 2004.

NON-UTILITY BUSINESSES

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
XCELECOM	Jun. 30, 2005	Jun. 30, 2004	Jun. 30, 2005	Jun. 30, 2004

Net Income	$(3.2)	$(0.1)	$(3.9)	$(0.7)

Earnings per Share - basic	$(0.22)	$(0.01)	$(0.27)	$(0.05)

MINORITY INTEREST INVESTMENT
AND OTHER
Net Income	$(2.5)	$(1.8)	$(6.4)	$(5.1)

Earnings per Share - basic	$(0.17)	$(0.12)	$(0.44)	$(0.35)

DISCONTINUED OPERATIONS

Net Income	$-	$48.4	$-	$49.8

Earnings per Share - basic	$-	$3.37	$-	$3.47

TOTAL NON-UTILITY BUSINESSES

Net Income	$(5.7)	$46.5	$(10.3)	$44.0

Earnings per Share - basic	$(0.39)	$3.24	$(0.71)	$3.07